Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective this 1st day of January, 2009 by and between Classmates Media Corporation, a Delaware corporation (“Classmates”), with principal corporate offices at 21301 Burbank Boulevard, Woodland Hills, California 91367, and Mark R. Goldston, whose business address is 21301 Burbank Boulevard, Woodland Hills California 91367 (“Mr. Goldston”).

WHEREAS, Employee and Classmates had previously entered into an employment agreement (the “Prior Agreement”) effective August 22, 2007;

WHEREAS, effective as of the date hereof, Employee and Classmates desire to amend and restate the Prior Agreement;

WHEREAS, Classmates has been formed to assume and continue certain business activities of United Online, Inc. (“Parent”), and intends to register an initial public offering (“IPO”) of shares to the public with the Securities and Exchange Commission (“SEC”). The date the underwriting agreement with respect to the IPO is executed is referred to herein as the “Effective Date;” and

WHEREAS, Mr. Goldston is willing to become employed by Classmates upon the terms and conditions hereinafter set forth in this Agreement and Classmates desires to employ him upon such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      EMPLOYMENT

1.1           Classmates hereby agrees to employ Mr. Goldston, and Mr. Goldston hereby accepts such employment, on the terms and conditions set forth herein, commencing the Effective Date and continuing for three years (the “Term”), unless this Agreement expires or Mr. Goldston is terminated earlier as provided in Section 4 below.  Mr. Goldston’s place of employment shall be the in the greater Los Angeles metropolitan area.

2.                                      DUTIES OF EXECUTIVE

2.1           Mr. Goldston shall serve as the Chief Executive Officer and Chairman of Classmates.  In this capacity, Mr. Goldston shall be responsible for the general management of Classmates and shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Executive Officer and Chairman, including such specific executive duties consistent with such position as are delegated to him from time to time by the Board of Directors of Classmates or a committee thereof (the “Board”).  Mr. Goldston shall report directly to Classmates’ Board. Classmates agrees that Mr. Goldston will also continue to serve as Chief Executive Officer and Chairman of Parent and will in good faith allocate his time between Classmates and Parent in accordance with the goals and objectives established by the Board.

2.2           Mr. Goldston agrees to devote his good faith, attention, skill and efforts to the performance of his duties for Classmates during the Term.   This Agreement shall not preclude Mr. Goldston from writing and promoting books or other published materials, engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations that do not present any conflict with the interests of Classmates or otherwise adversely affect Mr. Goldston’s performance of the services required under this Agreement.  This Agreement shall not be interpreted to prohibit Mr. Goldston from making and monitoring personal investments (including the purchase of interests in professional sports teams) if such activities do not materially interfere with the services required under this Agreement.

3.                                      COMPENSATION AND OTHER BENEFITS

3.1           Base Salary.  During the Term, Classmates shall pay to Mr. Goldston a Base Salary per fiscal year equal to One Dollar ($1.00) on the Effective Date and each annual anniversary of the Effective Date.  Classmates may, but has no obligation to, increase the Base Salary.

3.2           Initial Grant of Stock Options.  Classmates hereby agrees to grant to Mr. Goldston as of the Effective Date options (the “Options”) to purchase that number of shares which represents, on the Effective Date, 4.2857% of Classmates’ fully diluted Class A common stock (the “Option Shares”) at an exercise price equal to the price per share of such Class A common stock offered to the public on the Effective Date pursuant to the terms and conditions contained herein.  The Options shall vest as provided below.  On the Effective Date, the number of Options and Option Shares shall be computed to represent 4.2857% of the fully diluted shares of Class A common stock, and the Options shall be issued, subject to adjustment in the number of covered shares as provided below.  The Options shall be subject to customary adjustments for stock splits, stock dividends and similar events, shall be exercisable for ten years from their date of grant, and shall be evidenced by a separate option agreement or certificate.

For purposes hereof, “fully diluted shares of Class A common stock” means, at the Effective Date, the total number of outstanding shares of Classmates’ Class A common stock assuming exercise of all options (including, the Options), warrants and similar securities exercisable for Class A common stock  that are outstanding or issuable pursuant to then existing agreements,  the conversion or exchange of all other securities of Classmates convertible into or exchangeable for shares of Class A common stock (including Classmates’ Class B common stock), treating all shares of Class A common stock covered by restricted stock units and similar instruments that are outstanding or issuable pursuant to then existing agreements as outstanding, and assuming the underwriters in the IPO sell all of the “firm shares” set forth in the IPO underwriting agreement and fully exercise the over-allotment option given them to purchase additional Class A common stock within the time provided in the IPO underwriting agreement.  In the event the over-allotment option is not exercised in full by the underwriters within the time provided in the IPO underwriting agreement, an appropriate number of Options shall be cancelled and the Option agreement shall be amended, to achieve the intended percentage.   For the avoidance of doubt, fully diluted shares of Class A common stock do not include any securities held in treasury.

3.3           Vesting of Options.

(a)     Release Date.  Subject to the remaining provisions of this Section 3.3, thirty-three and one-third percent (33 1/2%) of the Options shall be vested on each annual anniversary of the Effective Date provided that Mr. Goldston has remained continuously employed by Classmates and/or Parent until such date.

(b)     Vesting Upon Termination without Cause or Involuntary Termination.  In the event of termination by Classmates of Mr. Goldston’s employment without “Cause” (as defined in Section 4.1(a) below) or by  Involuntary Termination (as defined in Section 4.1(c) below) prior to the date all Options vest, any previously unvested Options shall be fully vested in Mr. Goldston as of such termination date.  In addition, if Mr. Goldston is employed by Parent, in the event of termination by Parent of Mr. Goldston’s employment without “Cause” (as defined in the Employment Agreement by and between Parent and Mr. Goldston effective April 3, 2007, as may be amended from time to time (the “UOL Agreement”)) or if Mr. Goldston is Involuntarily Terminated (as defined in the UOL Agreement) prior to the date all Options vest and he is not employed by Classmates immediately following such termination, any previously unvested Options shall be fully vested in Mr. Goldston as of such termination date.

(c)     Termination Due to Death or Disability.  In the event of termination of employment from Classmates due to Mr. Goldston’s death or Disability (as defined in Section 4 below) prior to the third anniversary of the Effective Date, all Options shall be immediately vested in Mr. Goldston or his estate as of the date of death or Disability.  In addition, if Mr. Goldston’s employment with Classmates is terminated for any reason other than a reason that would give rise to the acceleration of vesting or cancellation of unvested Options under this Agreement and following such termination he remains employed by Parent, in the event of a subsequent termination of employment from Parent due to Mr. Goldston’s death or permanent disability prior to the third anniversary of the Effective Date, all Options shall be immediately vested in Mr. Goldston or his estate as of the date of death or permanent disability.

(d)     [Intentionally Omitted]

(e)     Resignation Following a Corporate Transaction.  In the event there is a “Corporate Transaction” as described below and, following such Corporate Transaction, (i) Mr. Goldston resigns from Classmates under circumstances constituting an Involuntary Termination (as defined in Section 4.1(c)) or (ii) if Mr. Goldston is then employed by Parent and Mr. Goldston resigns from Parent such that he is Involuntarily Terminated (as defined in the UOL Agreement) and he is not employed by Classmates immediately following such resignation, all Options shall immediately be vested in Mr. Goldston.

(f)      Voluntary Resignation.  If Mr. Goldston resigns his employment with Classmates under circumstances not deemed under this Agreement to constitute an Involuntary Termination and he is not employed by Parent immediately following such resignation, or if Mr. Goldston is employed by Parent and Mr. Goldston resigns his employment with Parent under circumstances not deemed to constitute him being Involuntarily Terminated under the UOL Agreement and he is not employed by Classmates immediately following such resignation, all unvested Options shall never vest and shall be cancelled.

3.4           Eligibility for Awards and Bonuses.  Mr. Goldston shall be eligible to receive, and Classmates intends to consider him for annual bonuses (“Annual Bonuses”) and equity awards with respect to Classmates stock (“Equity Awards”).  However, the Board or the Compensation Committee may, but is not obligated to, grant such Annual Bonuses or Equity Awards.  Any such Annual Bonuses may be in (a) shares of Classmates stock, (b) cash or (c) any combination thereof.  For the avoidance of doubt, Mr. Goldston shall be entitled to participate in all incentive plans generally available to Classmates’ senior management, including without limitation any option or stock incentive plan (the “Stock Incentive Plans”).  Classmates agrees that, unless required by applicable law, no amendment to any Stock Incentive Plan will eliminate the ability of Mr. Goldston to satisfy income tax withholding obligations by the surrender of shares or options to Classmates.  Mr. Goldston’s bonus awards shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Mr. Goldston, whichever is later) in which such bonus award is earned.

3.5           Withholding for Taxes.  Classmates recognizes that Mr. Goldston will incur obligations for withholding of income and social security taxes with respect to any bonus paid in the form of shares of Classmates stock and any other award based on shares of Classmates stock.  To satisfy such obligations Classmates agrees, at Mr. Goldston’s request, to treat as sold to Classmates, or to take other appropriate actions  to reduce the number of shares of Classmates stock delivered to Mr. Goldston, with the result that such number of shares of Classmates stock, multiplied by the applicable price, is sufficient to satisfy Mr. Goldston’s withholding obligations, to the extent permitted by applicable law.

3.6           Other Benefits.  During the Term, Mr. Goldston shall be entitled to participate in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other executives of Classmates.

3.7           Vacation.  Mr. Goldston shall be entitled to five (5) weeks vacation per year in accordance with Classmates’ vacation policies.  Until a Corporate Transaction, such vacation shall be taken concurrently with vacation as an officer of Parent.

3.8           Business Expenses.  Classmates shall promptly (and in no event more than two and one-half months after receiving documentation from Mr. Goldston) reimburse Mr. Goldston for all reasonable and necessary business expenses incurred by Mr. Goldston in connection with the business of Classmates and the performance of his duties under this Agreement, subject to Mr. Goldston requesting such reimbursement and providing Classmates with reasonable documentation thereof within one year of incurring any expense. Mr. Goldston’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

3.9           Board of Directors.  Mr. Goldston shall be Chairman of Classmates and also a member and chairman of the Classmates Board of Directors.  Mr. Goldston’s appointments as Chairman and as a member of the Board will automatically terminate upon the termination of Mr. Goldston’s employment with Classmates for any reason.

4.                                      TERMINATION

4.1           Termination for Cause; Certain Definitions.

(a)     Termination “for Cause” is defined as follows:  (1) if Mr. Goldston is convicted of, or enters a plea of nolo contendere to, a felony, including any act of moral turpitude that adversely impacts Classmates or any of its subsidiaries, (2) if Mr. Goldston commits an act of actual fraud, embezzlement, theft or similar dishonesty against Classmates or any of its subsidiaries that adversely and materially impacts Classmates or any of its subsidiaries, (3) if Mr. Goldston commits any willful misconduct resulting in material harm to Classmates or any of its subsidiaries, or (4) if Mr. Goldston fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the reasonable and lawful direction of Classmates’ Board of Directors and to perform his obligations hereunder.

(b)     Classmates may terminate this Agreement immediately (except as required by clause 4.1(a)(4) above) for any of the reasons stated in Section 4.1(a) by giving written notice to Mr. Goldston without prejudice to any other remedy to which Classmates may be entitled.  The notice of termination shall specify the grounds for termination or shall state that Classmates is exercising its rights to terminate Mr. Goldston without Cause.  If Mr. Goldston’s employment hereunder is terminated “for Cause” pursuant to this Section 4.1, Mr. Goldston shall be entitled to receive reimbursement for any expenses, as set forth in Section 3.8, through the date of termination, but shall not be entitled to retain any unvested Options, unvested Equity Awards or any other amount except for amounts earned under any plan but not yet paid as of the date of termination.

(c)     Mr. Goldston shall be deemed “Involuntarily Terminated” if: (i) Mr. Goldston resigns following a material breach by Classmates of its obligations hereunder; provided, however, (a) Mr. Goldston shall provide Classmates with written notice of such breach within ninety (90) days after the conduct occurs giving rise to such breach, (b) Classmates shall have thirty (30) days following such notice to cure such breach and (c) Mr. Goldston resigns within one hundred eighty (180) days following the initial existence of such breach; (ii) Classmates or any successor to Classmates terminates Mr. Goldston’s employment without Cause in connection with or following a Corporate Transaction; or (iii) in connection with or after a Corporate Transaction there is both (A) (a) a material decrease in Mr. Goldston’s authorities, duties or responsibilities (it being deemed to be a decrease in authorities, duties and/or responsibilities if Mr. Goldston is not offered and provided the position of Chairman of the Board of Directors and Chief Executive Officer of Classmates or its successor as well as the position of Chairman of the Board of Directors and Chief Executive Officer of the acquiring and ultimate parent entity, if any, following a Corporate Transaction), (b) a material decrease in compensation from that provided by Classmates immediately prior to the Corporate Transaction, (c) a requirement that Mr. Goldston re-locate out of the greater Los Angeles metropolitan area, or (d) a failure by any successor to Classmates to confirm in writing that this Agreement remains in full force and effect, and (B) Mr. Goldston terminates his employment with Classmates before the last day of the calendar year in which such Corporate Transaction occurs.  A resignation or termination under circumstances described above shall be deemed an “Involuntary Termination.”  Notwithstanding any provision to the contrary in this Agreement, upon the earlier of (i) one hundred eighty (180) days following a Corporate Transaction or (ii) the last day of the calendar year in which a Corporate Transaction occurs, this Agreement shall expire on such date, in which event Mr. Goldston shall be entitled to the same benefits that otherwise would have been payable to him had Mr. Goldston been Involuntarily Terminated prior to such Corporate Transaction, as set forth in Sections 4.2 and 4.3 below.

(d)     “Corporate Transaction” shall mean:  (x) a change in ownership or control of Classmates effected through the acquisition, directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities such that Parent (or a person that directly or indirectly controls, is controlled by, or is under common control with, Parent) no longer has the voting power to elect a majority of the Classmates Board of Directors; (y) a merger, consolidation or reorganization approved by Classmates’ stockholders, unless securities representing the voting power to elect a majority of the Classmates Board of Directors are thereafter held by Parent; or (z) any stockholder-approved transfer or other disposition of a majority of Classmates’ assets.  In addition any of the following transactions shall be deemed a Corporate Transaction with respect to Classmates: (i) a change in ownership or control of Parent effected through the acquisition, directly or indirectly, by any person or related group of persons, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Parent’s outstanding securities; (ii) a change in the composition of the Parent’s Board over a period of thirty-six (36) consecutive months or less such that a majority of the Parent’s Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Parent Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Parent Board members during such period by at least a majority of the Parent’s Board members described in clause (A) who were still in office at the time the Parent Board approved such election or nomination; (iii) a merger, consolidation or reorganization approved by the Parent’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Parent’s outstanding voting securities immediately prior to such transaction; or (iv) any stockholder-approved transfer or other disposition of all or substantially all of the Parent ‘s assets.

(e)     Disability.  “Disability” shall mean that Mr. Goldston, due to physical or mental illness or injury, is precluded from performing his duties under this Agreement for a period of 120 days or more, and shall be evidenced by a resolution of the Board following the recommendation of Mr. Goldston’s physician or an independent physician selected by the Board (a “Doctor’s Report”).  If Mr. Goldston refuses to submit to an examination by such an independent physician reasonably requested by the Board, the Board may declare him Disabled without a Doctor’s Report.

4.2           Termination Without Cause.  If Mr. Goldston’s employment is terminated without “Cause” as defined in Section 4.1(a) or if there is an Involuntary Termination, he will be eligible for the severance benefits set forth in Section 4.3.

4.3           Severance Payments and Other Benefits Upon Termination Without Cause or Involuntary Termination.  If Classmates terminates Mr. Goldston’s employment hereunder without Cause, or if there is an Involuntary Termination, Classmates (or its successor, as the case may be) shall (i) pay to Mr. Goldston any accrued but unpaid Base Salary and paid time off under any benefit plan to the extent required by law through the date of termination, (ii) reimburse Mr. Goldston for any expenses, as set forth in Section 3.8, through the date of termination and (iii) to the extent Mr. Goldston has not already received them and to the extent the underlying shares have vested (including vesting related to the termination), deliver to Mr. Goldston certificates representing Mr. Goldston’s ownership of Classmates stock under any restricted share award.  Additionally, subject to Mr. Goldston entering into and not revoking a release of claims in favor of Classmates and abiding by the non-competition and non-solicitation provisions set forth in Section 5 below, (A) Classmates (or its successor, as the case may be) shall pay to Mr. Goldston an amount in cash (the “Release Amount”) equal to 3 times the sum of Mr. Goldston’s (a) Base Salary and (b) Annual Bonus, if any, paid in the preceding twelve (12) months and (B) any outstanding Equity Awards shall become fully vested and exercisable (as applicable).  The Release Amount shall be payable in one lump sum, subject to withholding as may be required by law.   The release required as a condition to Mr. Goldston’s entitlement to such Release Amount must be delivered within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of Mr. Goldston’s termination of employment.  The Release Amount to which Mr. Goldston accordingly becomes entitled upon the effectiveness of the delivered release following the expiration of all applicable revocation periods will be made to Mr. Goldston on such effective date or as soon as administratively practicable thereafter, but in no event later than the later of the following dates on which the release is so effective: (i) the fifteenth day of the third month following the end of Mr. Goldston’s taxable year in which his employment terminates or (ii) the fifteenth day of the third month following the end of the taxable year of Classmates in which such termination of employment occurs.

If Mr. Goldston is Involuntarily Terminated (as defined in Section 4.1(c) above) or is terminated due to death or Disability, Mr. Goldston’s options to purchase Classmates’ Class A common stock shall be exercisable by Mr. Goldston, or, upon Mr. Goldston’s death, his estate, for a one (1) year period following the date of termination (or until expiration of their term, if earlier).  In addition, if Mr. Goldston is employed by Parent and Mr. Goldston is Involuntarily Terminated (as defined in the UOL Agreement) or is terminated from Parent due to death or permanent disability and he is not employed by Classmates immediately following such termination, Mr. Goldston’s options to purchase Classmates’ Class A common stock shall be exercisable by Mr. Goldston, or, upon Mr. Goldston’s death, his estate, for a one (1) year period following the date of termination (or until expiration of their term, if earlier).

5.                                      NON-COMPETITION; NON-SOLICITATION

5.1           For the twelve (12) month period following the termination of Mr. Goldston’s employment with Classmates (but in the case of a termination without Cause or an Involuntary Termination only if Mr. Goldston has received the severance payments specified in Section 4.3 above) (the “Restricted Period”), Mr. Goldston shall not directly engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below); provided, that the Restricted Period shall terminate if Classmates terminates operations or if Classmates no longer engages in any Competitive Business Activity.  The term “Competitive Business Activity” shall mean  a business primarily involved in online social networking or a business primarily involving online loyalty rewards programs.  The term “Restricted Territory” shall mean each and every county, city or other political subdivision of the United States in which Classmates is engaged in business or providing its services.  Classmates agrees that providing services to a company or entity that is involved in a Competitive Business Activity but which services are unrelated to the Competitive Business Activity shall not be deemed a violation of this Agreement.

5.2           During the Restricted Period (but in the case of a termination without Cause or an Involuntary Termination only if Mr. Goldston has received the severance payments specified in Section 4.3 above), Mr. Goldston shall not directly or indirectly solicit or recruit for employment any person or persons who are employed by Classmates or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the date Mr. Goldston’s employment terminated, or otherwise interfere with the relationship between any such person and Classmates; nor will Mr. Goldston assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of Classmates or engaging in a business activity in competition with Classmates.

6.                                      CERTAIN PAYMENTS

(a)     If any payment or benefits received or to be received by Mr. Goldston in connection with or contingent on a change in ownership or control, within the meaning defined in Section 280G of the Internal Revenue Code (the “Code”) (or any successor provision thereto), whether or not in connection with Mr. Goldston’s termination of employment, and whether or not pursuant to this Agreement (such payments or benefits, excluding the Gross-Up Payment, as hereinafter defined, shall hereinafter be referred to as the “Total Payments”) will be subject to an excise tax as provided for in Section 4999 of the Code (the “Excise Tax”), Classmates shall pay to Mr. Goldston an additional amount no later than the due date for Mr. Goldston’s tax return with respect to such Excise Tax (the “Gross-Up Payment”) such that the net amount retained by Mr. Goldston, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(b)     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Mr. Goldston and selected by the accounting firm acting as the “Auditor”, as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, Mr. Goldston shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Goldston’s residence or, if higher, in the state and locality of Mr. Goldston’s principal place of employment, on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)     In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Mr. Goldston shall repay to Classmates, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Mr. Goldston to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Classmates shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Mr. Goldston with respect to such excess) at the time that the amount of such excess is finally determined.  Mr. Goldston and Classmates shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(d)     All determinations under this Section 6 shall be made by a nationally recognized accounting firm selected by Mr. Goldston (the “Auditor”), and Classmates shall pay all costs and expenses of the Auditor.  Classmates shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.  Any payments made by the Company to or on behalf of Mr. Goldston pursuant to this Section 6 shall be made in no event later than the end of Mr. Goldston’s taxable year next following his taxable year in which the related taxes are remitted.

7.                                      INDEMNIFICATION

Classmates will indemnify Mr. Goldston (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of Classmates, as in effect at such time or on the Effective Date, or by the terms of any indemnification agreement between Classmates and Mr. Goldston, whichever affords or afforded greatest protection to Mr. Goldston, and Mr. Goldston shall be entitled to the protection of any insurance policies Classmates may elect to maintain generally for the benefit of its directors and officers (and to the extent Classmates maintains such an insurance policy or policies, Mr. Goldston shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Classmates officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Mr. Goldston (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with Classmates or by reason of his being or having been a director, officer or employee of Classmates, or any subsidiary of Classmates, or his serving or having served any other enterprise as a director, officer or employee at the request of Classmates.  Mr. Goldston’s rights under this Section 7 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended, and the execution of a release of claims as required under this Agreement shall in no way diminish or eliminate the right to indemnification and protection under applicable insurance policies of Classmates as described in this Section 7.

8.                                      ASSIGNMENT

Neither Classmates nor Mr. Goldston may assign this Agreement or any rights or obligations hereunder except as provided herein.  Classmates may assign this Agreement and all of its rights and obligations hereunder to any successor to the business of Classmates.  This Agreement will be binding upon Classmates and its successors and assigns.  In the event of a Corporate Transaction, Classmates shall cause this Agreement to be assumed by Classmates’ successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction, and all references herein to “Classmates” shall be deemed to include such successor or assignee.

9.                                      MISCELLANEOUS

9.1           This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Mr. Goldston by Classmates and constitutes the entire agreement between Classmates and Mr. Goldston with respect to its subject matter.  For the avoidance of doubt, any agreement between Mr. Goldston and Parent shall not be modified, amended or superseded by this Agreement.

9.2           This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by the parties hereto and which is authorized by Classmates’ Board.

9.3           This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

9.4           If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

9.5           Mr. Goldston represents and warrants to Classmates that there is no restriction or limitation, by reason of any agreement or otherwise, upon Mr. Goldston’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.  The parties acknowledge that the Parent has consented to this Agreement.

9.6           All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 9.6 prior to the giving of such notice or other communication.

9.7           Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Mr. Goldston’s termination of employment with the Company will be made to Mr. Goldston unless his termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  If Mr. Goldston is a “specified employee” as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Section 409A of the Code, Mr. Goldston shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of Mr. Goldston’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Mr. Goldston’s death.  Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 9.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Mr. Goldston in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date specified therefor below.

CLASSMATES MEDIA CORPORATION

By:	/s/ Robert Berglass
Name: Robert Berglass
Title: Lead Independent Director, Compensation Committee Chair of United Online, Inc.

Dated:	December 23, 2008

By:	/s/ Frederic A. Randall, Jr.
Name: Frederic A. Randall, Jr.
Title: EVP and General Counsel

Dated:	December 29, 2008

MARK R. GOLDSTON

/s/ Mark R. Goldston

Dated:	December 19, 2008